                                                                    EXHIBIT 3.02

                           CERTIFICATE OF AMENDMENT

                                      OF

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         VERITAS HOLDING CORPORATION


     VERITAS Holding Corporation, a Delaware corporation (the "Corporation"), does hereby certify that the following amendment to the Corporation's Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 241 of the Delaware General Corporation Law, and that the Corporation has not received any payment for any of its capital stock as of the time this Certificate is filed with the Office of the Secretary of the State of Delaware:

     Effective at 11:59 p.m. on the day this certificate is filed with the Office of the Secretary of the State of Delaware, Article I of the Corporation's Amended and Restated Certificate of Incorporation, relating to the name of the Corporation, is amended to read in its entirety as follows:

                                  "ARTICLE I

        The name of this Corporation is VERITAS Software Corporation."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 28th day of May 1999, the foregoing facts stated herein being true and correct.

                                        VERITAS HOLDING CORPORATION

                                        By:/s/ Jay A. Jones
                                        ---------------------------------------
                                        Jay Jones, Vice President and Secretary